                   -------------------------------------------
                          AGREEMENT AND PLAN OF MERGER
                   -------------------------------------------

                                      AMONG

                                  BUFFETS, INC.

                                       AND

                             COUNTRY DELAWARE, INC.

                                       AND

                              HOMETOWN BUFFET, INC.

                   -------------------------------------------

                               DATED JUNE 3, 1996

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                                TABLE OF CONTENTS


ARTICLE I THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
1.01. EFFECTIVE TIME OF THE MERGER . . . . . . . . . . . . . . . . . . . . .  1
1.02. CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
1.03. EFFECTS OF THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . .  2
1.04. DIRECTORS AND OFFICERS OF BUFFETS AND THE CONTINUING CORPORATION.. . .  2

ARTICLE II CONVERSION OF SECURITIES. . . . . . . . . . . . . . . . . . . . .  3

2.01. CONVERSION OF CAPITAL STOCK. . . . . . . . . . . . . . . . . . . . . .  3
     (A) CAPITAL STOCK OF SUB. . . . . . . . . . . . . . . . . . . . . . . .  3
     (B) CANCELLATION OF TREASURY STOCK. . . . . . . . . . . . . . . . . . .  3
     (C) EXCHANGE RATIO FOR HOMETOWN COMMON STOCK. . . . . . . . . . . . . .  3
     (D) FRACTIONAL SHARES . . . . . . . . . . . . . . . . . . . . . . . . .  4
     (E) HOMETOWN STOCK OPTIONS. . . . . . . . . . . . . . . . . . . . . . .  4
2.02. EXCHANGE OF CERTIFICATES.. . . . . . . . . . . . . . . . . . . . . . .  4

ARTICLE III REPRESENTATIONS AND WARRANTIES OF HOMETOWN . . . . . . . . . . .  6

3.01. ORGANIZATION OF THE COMPANY. . . . . . . . . . . . . . . . . . . . . .  6
3.02. HOMETOWN CAPITAL STRUCTURE.. . . . . . . . . . . . . . . . . . . . . .  7
3.03. AUTHORITY, NO CONFLICT, REQUIRED FILINGS AND CONSENTS. . . . . . . . .  8
3.04. SEC FILINGS; FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . .  9
3.05. NO UNDISCLOSED LIABILITIES . . . . . . . . . . . . . . . . . . . . . . 10
3.06. ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . . . . . . . . . . . . 10
3.07. TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
3.08. PROPERTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
3.09. INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . 11
3.10. AGREEMENTS, CONTRACTS, AND COMMITMENTS . . . . . . . . . . . . . . . . 12
3.11. LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
3.12.  ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . 13
     (A) HAZARDOUS SUBSTANCES. . . . . . . . . . . . . . . . . . . . . . . . 13
     (B) HAZARDOUS SUBSTANCES ACTIVITIES . . . . . . . . . . . . . . . . . . 13
     (C) UST'S AND AST'S.. . . . . . . . . . . . . . . . . . . . . . . . . . 13
     (D) LISTING.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     (E) ENVIRONMENTAL REPORTS . . . . . . . . . . . . . . . . . . . . . . . 14
     (F) ENVIRONMENTAL CLAIMS, ETC.. . . . . . . . . . . . . . . . . . . . . 14
     (G) COMPLIANCE WITH ENVIRONMENTAL LAWS. . . . . . . . . . . . . . . . . 14
3.13. EMPLOYEE BENEFIT PLANS.. . . . . . . . . . . . . . . . . . . . . . . . 14
3.14. COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . . . . . . 15
3.15. POOLING OF INTERESTS . . . . . . . . . . . . . . . . . . . . . . . . . 15
3.16. INTERESTED PARTY TRANSACTIONS. . . . . . . . . . . . . . . . . . . . . 15
3.17. NO EXISTING DISCUSSIONS. . . . . . . . . . . . . . . . . . . . . . . . 16
3.18. NO SECURED DEBT. . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
3.19. OPINION OF FINANCIAL ADVISOR . . . . . . . . . . . . . . . . . . . . . 16
3.20. TAX REPRESENTATION . . . . . . . . . . . . . . . . . . . . . . . . . . 16

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUFFETS AND SUB . . . . . . . . 16

4.01. ORGANIZATION OF THE COMPANY. . . . . . . . . . . . . . . . . . . . . . 17
4.02. BUFFETS CAPITAL STRUCTURE. . . . . . . . . . . . . . . . . . . . . . . 17
4.03. AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONTRACTS.. . . . . . . . 18
4.04. SEC FILINGS; FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . 19
4.05. NO UNDISCLOSED LIABILITIES . . . . . . . . . . . . . . . . . . . . . . 20

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4.06. ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . . . . . . . . . . . . 20
4.07. TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
4.08. PROPERTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
4.09. INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . 21
4.10. AGREEMENTS, CONTRACTS AND COMMITMENTS. . . . . . . . . . . . . . . . . 22
4.11. LITIGATION.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
4.12. ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . 22
     (A) HAZARDOUS SUBSTANCES. . . . . . . . . . . . . . . . . . . . . . . . 22
     (B) HAZARDOUS SUBSTANCES ACTIVITIES.. . . . . . . . . . . . . . . . . . 23
     (C) UST'S AND AST'S.. . . . . . . . . . . . . . . . . . . . . . . . . . 23
     (D) LISTING.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     (E) ENVIRONMENTAL REPORTS.. . . . . . . . . . . . . . . . . . . . . . . 23
     (F) ENVIRONMENTAL CLAIMS, ETC.. . . . . . . . . . . . . . . . . . . . . 23
     (G) COMPLIANCE WITH ENVIRONMENTAL LAWS. . . . . . . . . . . . . . . . . 23
4.13. EMPLOYEE BENEFIT PLANS.. . . . . . . . . . . . . . . . . . . . . . . . 24
4.14. COMPLIANCE WITH LAWS.. . . . . . . . . . . . . . . . . . . . . . . . . 25
4.15. POOLING OF INTERESTS . . . . . . . . . . . . . . . . . . . . . . . . . 25
4.16. INTERESTED PARTY TRANSACTIONS. . . . . . . . . . . . . . . . . . . . . 25
4.17. OPINION OF FINANCIAL ADVISOR . . . . . . . . . . . . . . . . . . . . . 25
4.18. OWNERSHIP AND INTERIM OPERATIONS OF SUB. . . . . . . . . . . . . . . . 25
4.19. NO EXISTING DISCUSSIONS. . . . . . . . . . . . . . . . . . . . . . . . 25

ARTICLE V CONDUCT OF BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . 25

5.01. COVENANTS OF BUFFETS AND HOMETOWN. . . . . . . . . . . . . . . . . . . 25
5.02. COOPERATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

ARTICLE VI ADDITIONAL AGREEMENTS AND COVENANTS . . . . . . . . . . . . . . . 28

6.01. NO SOLICITATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
6.02. JOINT PROXY STATEMENT; REGISTRATION STATEMENT. . . . . . . . . . . . . 29
6.03. ACCESS TO INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . 30
6.04. SHAREHOLDERS MEETINGS. . . . . . . . . . . . . . . . . . . . . . . . . 31
6.05. LEGAL CONDITIONS TO MERGER . . . . . . . . . . . . . . . . . . . . . . 31
6.06. PAYMENT OF TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
6.07. PUBLIC DISCLOSURE. . . . . . . . . . . . . . . . . . . . . . . . . . . 31
6.08. TAX-FREE REORGANIZATION. . . . . . . . . . . . . . . . . . . . . . . . 32
6.09. POOLING ACCOUNTING . . . . . . . . . . . . . . . . . . . . . . . . . . 33
6.10. AFFILIATE AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . 33
6.11. NASDAQ QUOTATION . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
6.12. STOCK PLANS AND OTHER OPTIONS. . . . . . . . . . . . . . . . . . . . . 33
6.13. CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
6.14. BROKERS OR FINDERS . . . . . . . . . . . . . . . . . . . . . . . . . . 34
6.15. EMPLOYEE BENEFITS; EMPLOYEE ISSUES . . . . . . . . . . . . . . . . . . 35
6.16. REPORTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
6.17. SUPPLEMENTAL INDENTURE . . . . . . . . . . . . . . . . . . . . . . . . 35
6.18. NOTIFICATION OF CERTAIN MATTERS. . . . . . . . . . . . . . . . . . . . 35
6.19. ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. . . . . . . . . . . . . . . 36
6.20. CONTINUING INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . 36

ARTICLE VII CONDITIONS TO MERGER . . . . . . . . . . . . . . . . . . . . . . 36

7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER . . . . . . 36
     (A) SHAREHOLDER APPROVAL. . . . . . . . . . . . . . . . . . . . . . . . 36
     (B) HSR ACT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     (C) APPROVALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     (D) REGISTRATION STATEMENT. . . . . . . . . . . . . . . . . . . . . . . 37

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     (E) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. . . . . . . . . . . . . . 37
     (F) POOLING LETTER. . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     (G) NASDAQ. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     (H) DELOITTE & TOUCHE COMFORT LETTER. . . . . . . . . . . . . . . . . . 37
     (I) KPMG PEAT MARWICK COMFORT LETTER. . . . . . . . . . . . . . . . . . 37

(J) BANK CONSENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
(K) TAX OPINIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
7.02 ADDITIONAL CONDITIONS TO OBLIGATIONS OF BUFFETS AND SUB . . . . . . . . 38
     (A) REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . 38
     (B) PERFORMANCE OF OBLIGATIONS OF HOMETOWN. . . . . . . . . . . . . . . 38
     (C) MATERIAL ADVERSE CHANGE . . . . . . . . . . . . . . . . . . . . . . 38
     (D) BLUE SKY LAWS . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     (E) OPINION OF HOMETOWN'S COUNSEL . . . . . . . . . . . . . . . . . . . 38
     (F) UPDATED FAIRNESS OPINION. . . . . . . . . . . . . . . . . . . . . . 39
     (G) EMPLOYMENT AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . 39
     (H) CONSENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
7.03. ADDITIONAL CONDITIONS TO OBLIGATIONS OF HOMETOWN . . . . . . . . . . . 39
     (A) REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . 39
     (B) PERFORMANCE OF OBLIGATIONS OF BUFFETS AND SUB . . . . . . . . . . . 39
     (C) MATERIAL ADVERSE CHANGE . . . . . . . . . . . . . . . . . . . . . . 39
     (D) OPINION OF BUFFETS' COUNSEL . . . . . . . . . . . . . . . . . . . . 39
     (E) UPDATED FAIRNESS OPINION. . . . . . . . . . . . . . . . . . . . . . 39
     (F) EMPLOYMENT AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . 39
     (G) CONSENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

ARTICLE VIII TERMINATION AND AMENDMENT . . . . . . . . . . . . . . . . . . . 40

8.01. TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
8.02. EFFECT OF TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . 41
8.03. FEES AND EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . 41
8.04. AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
8.05. EXTENSION; WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . . 42

ARTICLE IX MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . 43

9.01. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES, AND AGREEMENTS . . . . . . 43
9.02. NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
9.03. INTERPRETATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
9.04. COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
9.05. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES . . . . . . . . . . . . 44
9.06. GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
9.07. ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
9.08. KNOWLEDGE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

ARTICLE X DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 45

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated June 3, 1996, is by and among BUFFETS, INC., a Minnesota corporation ("BUFFETS"), COUNTRY DELAWARE, INC., a Delaware corporation and a wholly owned subsidiary of Buffets ("Sub"), and HOMETOWN BUFFET, INC., a Delaware corporation ("HomeTown").

     WHEREAS, the Boards of Directors of Buffets, Sub, and HomeTown deem it advisable and in the best interest of each corporation and its respective shareholders that Buffets and HomeTown combine in order to advance the long-term business interests of Buffets and HomeTown;

     WHEREAS, the strategic combination of Buffets and HomeTown shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into HomeTown, HomeTown will become a wholly owned subsidiary of Buffets, and the stockholders of HomeTown will become shareholders of Buffets (the "Merger");

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, and agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

     1.01. EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger"), substantially in the form attached hereto as Exhibit 1.01, shall be duly executed and acknowledged by the Constituent Corporations (as defined in Section 1.03), and thereafter delivered to the Secretary of State of the State of Delaware, for filing, as provided in the General Corporation Law of the State of Delaware (the "Delaware Law"), as soon as practicable on or after the Closing Date (as defined in Section 1.02). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

     1.02. CLOSING. The closing of the Merger (the "Closing") will take place at 9:00 a.m., Minneapolis time, on a date to be specified by Buffets and HomeTown, which shall be no later than the second business day after satisfaction of all the conditions set forth in Sections 7.01, 7.02(b) and 7.03(b) (provided that the other closing conditions set forth in Article VII have been met or waived as provided in
Article VII at or prior to the Closing) (the "Closing Date"), at the offices of Faegre & Benson LLP, Minneapolis, Minnesota, unless another date or place is agreed to in writing by Buffets and HomeTown. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

     1.03.     EFFECTS OF THE MERGER.

     (a) At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into HomeTown (Sub and HomeTown are sometimes referred to below as the "Constituent Corporations" and HomeTown is sometimes referred to below as the "Continuing Corporation"), (ii) the Certificate of Incorporation of HomeTown shall be amended so that Article III, Section A of such Certificate of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of Common Stock, par value $0.01 per share," and as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Continuing Corporation, and
(iii) the Bylaws of HomeTown as in effect immediately prior to the Effective Time shall be the Bylaws of the Continuing Corporation.

     (b) At and after the Effective Time, the Continuing Corporation shall possess all the rights, privileges, powers, and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers, and franchises of each of the Constituent Corporations, and all property, real, personal, and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Continuing Corporation, and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Continuing Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, and duties of the Constituent Corporations shall thereafter attach to the Continuing Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

     1.04.     DIRECTORS AND OFFICERS OF BUFFETS AND THE CONTINUING CORPORATION.

     (a) Buffets shall take all actions necessary to cause the full Board of Directors of Buffets at the Effective Time to be increased to seven directors, and to cause each of C. Dennis Scott and Dr. Christian F. Horn to be appointed as a director of Buffets. If, prior to the Effective Time, Mr. Scott or Dr. Horn shall be unable or unwilling to serve as an Buffets director, HomeTown shall, by action of its Board of Directors, designate another person to serve in such person's stead, which person shall be reasonably acceptable to Buffets. Buffets shall take all actions necessary to cause the officers of Buffets after the Effective Time to be as set forth on Exhibit 1.04(a) hereto.

     (b) Buffets and HomeTown shall take all actions necessary to cause the directors constituting the full Board of Directors of the Continuing Corporation at the Effective Time to be Roe H. Hatlen and C. Dennis Scott. If prior to the Effective Time, either of such persons shall be unable to serve, Buffets shall designate a replacement.

     (c) The officers and directors of Buffets and the Continuing Corporation as designated in accordance with this Section shall hold their positions until their resignation or removal or the election or appointment of their successors in the manner provided by the respective charter documents and bylaws of Buffets or the Continuing Corporation, as the case may be, and applicable law.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     2.01. CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of HomeTown Common Stock or capital stock of Sub:

          (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Continuing Corporation.

          (b) CANCELLATION OF TREASURY STOCK. All shares of HomeTown Common Stock that are owned by HomeTown as treasury stock shall be canceled and retired and shall cease to exist and no stock of Buffets or other consideration shall be delivered in exchange therefor.

          (c) EXCHANGE RATIO FOR HOMETOWN COMMON STOCK. Subject to Section 2.02, each issued and outstanding share of HomeTown Common Stock (other than shares of treasury stock) shall be converted into the right to receive
     1.17 shares of Buffets Common Stock (the "Conversion Number"). The Conversion Number shall be appropriately adjusted to reflect any stock split, stock dividend, recapitalization, exchange, subdivision, combination of, or other similar change (including the exercise of any Rights under the Buffets Rights Agreement (as such terms are defined in Section 4.02(a)) in Buffets Common Stock or HomeTown Common Stock following the date of this Agreement. All shares of Buffets Common Stock into which the shares of HomeTown Common Stock are converted shall be fully paid and nonassessable and will have Rights attached thereto in accordance with the Buffets Rights Agreement. All shares of HomeTown Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and holders of certificates which immediately prior to the Effective Time represented shares of HomeTown Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive the shares of Buffets Common Stock and any cash in lieu of fractional shares of Buffets Common Stock to be issued or paid in consideration therefor upon the surrender of the Certificates in accordance with Section 2.02, without interest.

          (d) FRACTIONAL SHARES. No scrip or fractional shares of Buffets Common Stock shall be issued in the Merger. All fractional shares of Buffets Common Stock to which a holder of HomeTown Common Stock immediately prior to the Effective Time would otherwise be entitled at the Effective Time shall be aggregated. If a fractional share results from such aggregation, such shareholder shall be entitled after the later of (i) the Effective Time or (ii) the surrender of such shareholder's Certificate or Certificates, to receive from Buffets an amount in cash in lieu of such fractional share, based on the average of the per share closing sale prices of Buffets Common Stock on the Nasdaq National Market for the 15 trading days immediately preceding the Closing Date (the "Average Price"). Buffets will make available to the "Exchange Agent" (as defined in Section 2.02) the cash necessary for the purpose of paying for fractional shares.

          (e) HOMETOWN STOCK OPTIONS. At the Effective Time, all then outstanding options to purchase HomeTown Common Stock under HomeTown's 1991 Amended Stock Incentive Plan (the "HomeTown 1991 Option Plan") and the HomeTown Non-Plan Options (as defined in Section 3.02) will be assumed by Buffets in accordance with Section 6.12.

     2.02.     EXCHANGE OF CERTIFICATES.

     (a) Buffets shall authorize American Stock Transfer Company, or such other firm as is reasonably acceptable to HomeTown, to serve as exchange agent hereunder (the "Exchange Agent"). Promptly after the Effective Time, Buffets shall deposit or shall cause to be deposited in trust with the Exchange Agent certificates representing the number of whole shares of Buffets Common Stock to which the holders of HomeTown Common Stock are entitled pursuant to this Article II, together with cash sufficient to pay for fractional shares then known to Buffets (such cash amounts and certificates being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions received from Buffets, deliver the number of shares of Buffets Common Stock and pay the amounts of cash provided for in Section 2.01 out of the Exchange Fund. Additional amounts of cash, if any, needed from time to time by the Exchange Agent to make payments for fractional shares shall be provided by Buffets and shall become part of the Exchange Fund. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement, or as otherwise agreed to by Buffets, Sub, and HomeTown prior to the Effective Time.

     (b) As soon as practicable after the Effective Time, the Exchange Agent shall mail and otherwise make available to each record holder who, as of the Effective Time, was a holder of a Certificate a form of letter of transmittal and instructions for use in effecting the surrender of the Certificate for payment therefor and conversion thereof. Delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent and the form of letter of transmittal shall so reflect. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) one or more certificates as requested by the holder (properly issued, executed, and countersigned, as appropriate) representing that number of whole shares of Buffets Common Stock to which such holder of HomeTown Common Stock shall have become entitled pursuant to the provisions of Section 2.01, and (ii) as to any fractional share, a check representing the cash consideration to which such holder shall have become entitled pursuant to Section 2.01(d) and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificate. Buffets shall pay any transfer or other taxes required by reason of the issuance of a certificate representing shares of Buffets Common Stock provided that such certificate is issued in the name of the person in whose name the Certificate surrendered in exchange therefor is registered; provided, however, that Buffets shall not pay any transfer or other tax if the obligation to pay such tax under applicable law is solely that of the stockholder or if payment of any such tax by Buffets otherwise would cause the Merger to fail to qualify as a tax-free reorganization under the Code. If any portion of the consideration to be received pursuant to this Article II upon exchange of a Certificate (whether the consideration to be received is a certificate representing shares of Buffets Common Stock or a check representing cash for a fractional share) is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Buffets Common Stock or a check representing cash for a fractional share to such other person, or establish to the satisfaction of the Exchange Agent that such tax has been paid or that no such tax is applicable. From the Effective Time until surrender in accordance with this Section 2.02, each Certificate (other than Certificates representing treasury shares of HomeTown) shall be deemed, for all corporate purposes other than the payment of dividends or other distributions, to evidence the ownership of the number of whole shares of Buffets Common Stock into which such shares of HomeTown Common Stock shall have been so converted. No dividends that are otherwise payable on Buffets Common Stock will be paid to persons entitled to receive Buffets Common Stock until such persons surrender their Certificates. After such surrender, there shall be paid to the person in whose name the Buffets Common Stock shall be issued any dividends on such Buffets Common Stock that shall have a record date on or after the Effective Time and prior to such surrender. If the payment date for any such dividend is after the date of such surrender, such payment shall be made on such payment date. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. All payments in respect of shares of HomeTown Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

     (c) In case of any lost, mislaid, stolen, or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in Section 2.01 and in accordance with
Section 167 of the Delaware Law, to deliver to Buffets a bond in such reasonable sum as Buffets may direct as indemnity against any claim that may be made against the Exchange Agent, Buffets, or the Continuing Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen, or destroyed.

     (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Continuing Corporation of the shares of HomeTown Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Continuing Corporation for transfer, they shall be canceled and exchanged for the consideration described in Section 2.01. After the Effective Time, the shares of HomeTown Common Stock shall be delisted from the Nasdaq National Market.

     (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of HomeTown for six months after the Effective Time shall be returned to Buffets, upon demand, and any holder of HomeTown Common Stock who has not theretofore complied with Section 2.02(a) shall thereafter look only to Buffets for issuance of the number of shares of Buffets Common Stock and other consideration to which such holder has become entitled pursuant to Section 2.01; provided, however, that neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of HomeTown Common Stock for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat, or similar law.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF HOMETOWN

     HomeTown represents and warrants to Buffets and Sub that the statements contained in this Article III are true and correct as of the date hereof, except as set forth in the disclosure schedule delivered by HomeTown to Buffets on or before the date of this Agreement (the "HomeTown Disclosure Schedule"). The HomeTown Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosures in any paragraph, including appropriate cross references, shall qualify only the corresponding paragraph in this Article III.

     3.01. ORGANIZATION OF THE COMPANY. Each of HomeTown and its Subsidiaries (as defined in Article X) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease, and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets, financial condition, results of operations, or prospects ("Material Adverse Effect") of HomeTown and its Subsidiaries, taken as a whole. Except as set forth in the HomeTown SEC Reports (as defined in Section 3.04) or Schedule 3.01 of the HomeTown Disclosure Schedule, neither HomeTown nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture, or other business association or entity excluding securities in any publicly traded company held for investment by HomeTown and comprising less than one percent of the outstanding stock of such company.

     3.02.     HOMETOWN CAPITAL STRUCTURE.

     (a) The authorized capital stock of HomeTown consists of 20,000,000 shares of Common Stock, $0.01 par value ("HomeTown Common Stock"), and 5,000,000 shares of Preferred Stock, $0.01 par value ("HomeTown Preferred Stock"). On May 31, 1996, (i) 11,615,304 shares of HomeTown Common Stock were outstanding, all of which were validly issued, fully paid, and nonassessable, and no other shares of HomeTown Common Stock had been issued as of such date, (ii) no shares of HomeTown Common Stock were held in the treasury of HomeTown or by any Subsidiary of HomeTown, (iii) 1,480,820 shares of HomeTown Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under the HomeTown 1991 Option Plan, (iv) an aggregate of 58,333 shares of HomeTown Common Stock were reserved for future issuance pursuant to stock options granted and outstanding to Messrs. Scott, Wichard, Pollock and Martin, all as set forth in the HomeTown Disclosure Schedule (the "HomeTown Non-Plan Options"), and (v) shares of HomeTown Common Stock were reserved for future issuance pursuant to the terms of HomeTown's outstanding 7% Convertible Subordinated Notes due 2002 (the "Notes"). Since May 14, 1996, no shares of HomeTown Common Stock have been issued except pursuant to the exercise of options granted under the HomeTown 1991 Option Plan. None of the shares of HomeTown Preferred Stock are issued and outstanding. Except as set forth in Schedule 3.02 of the HomeTown Disclosure Schedule, there are no obligations, contingent or otherwise, of HomeTown or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of HomeTown Common Stock or the capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any such Subsidiary or any other entity. Except as set forth in
Schedule 3.02 of the HomeTown Disclosure Schedule, all of the outstanding shares of capital stock of each of HomeTown's Subsidiaries are duly authorized, validly issued, fully paid, and nonassessable and all such shares are owned by HomeTown free and clear of all security interests, liens, claims, pledges, agreements, limitations in HomeTown's voting rights, charges, or other encumbrances of any nature.

     (b) Except as set forth in this Section 3.02 and except for options granted under the HomeTown 1991 Option Plan and the HomeTown Non-Plan Options, or as reserved for future grants of options or rights under the HomeTown 1991 Option Plan, or as reserved for future issuance upon conversion of the Notes, there are no equity securities of any class of HomeTown or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities issued, reserved for issuance, or outstanding. Except as set forth in this Section 3.02, there are no options, warrants, equity securities, calls, rights, commitments, or agreements of any character to which HomeTown or any of its Subsidiaries is a party or by which it is bound obligating HomeTown or any of its Subsidiaries to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of capital stock of HomeTown or any of its Subsidiaries or obligating HomeTown or any of its Subsidiaries to grant, extend, accelerate the vesting of, or enter into any such option, warrant, equity security, call, right, commitment, or agreement. HomeTown is not a party to, nor is HomeTown aware of, any voting agreement, voting trust, proxy, or other agreements or understandings with respect to the shares of capital stock of HomeTown or any agreement, arrangement, or understanding providing for registration rights with respect to any shares of capital stock of HomeTown.

     (c) As of May 14, 1996, there were outstanding $41.5 million in aggregate principal amount of Notes. As provided therein, the Notes are convertible into HomeTown Common Stock; the conversion price of $13.65 per share set forth in
Article 13 of the indenture covering the Notes has not been adjusted in any respect.

     3.03.     AUTHORITY, NO CONFLICT, REQUIRED FILINGS AND CONSENTS.

     (a) HomeTown has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of HomeTown, subject only to the approval of this Agreement and the Merger by HomeTown's stockholders under the Delaware Law. This Agreement has been duly executed and delivered by HomeTown and constitutes the valid and binding obligation of HomeTown, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

     (b) Except as set forth in the HomeTown Disclosure Schedule and subject to approval of this Agreement and the Merger by HomeTown's stockholders, the execution and delivery of this Agreement by HomeTown does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of HomeTown, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to right of termination, cancellation, or acceleration of any obligation or loss of any benefit) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, or lease or any material contract, or other material agreement, instrument, or obligation to which HomeTown or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to HomeTown or any of its Subsidiaries or any of its or their properties or assets and which is material to the business or operations of HomeTown.

     (c) No consent, approval, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency, or commission or other governmental authority or instrumentality ("Governmental Entity"), is required by or with respect to HomeTown or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), (ii) the filing of a Registration Statement on Form S-4 with the Securities and Exchange Commission ("SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) the filing of the Joint Proxy Statement (as defined in Section 6.02(a) below) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (v) such consents, approvals, orders, authorizations, registrations, declarations, and filings as may be required under the applicable federal and state securities laws and laws of any foreign country.

     3.04.     SEC FILINGS; FINANCIAL STATEMENTS.

     (a) HomeTown has filed and made available to Buffets all forms, reports, and documents required to be filed by HomeTown with the SEC since January 1, 1993 (including all exhibits, notes, and schedules thereto and documents incorporated by reference therein) (collectively, the "HomeTown SEC Reports"). The HomeTown SEC Reports (i) at the time filed, with respect to all of the HomeTown SEC Reports other than registration statements filed under the Securities Act, or at the time of their respective effective dates, with respect to registration statements filed under the Securities Act, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time filed or at the time of their respective effective dates, as the case may be (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such HomeTown SEC Reports or necessary in order to make the statements in such HomeTown SEC Reports, in the light of the circumstances under which they were made, not misleading. None of HomeTown's Subsidiaries is required to file any forms, reports, or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the HomeTown SEC Reports at the time filed or at the time of their respective effective dates, as the case may be, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of HomeTown and its Subsidiaries at the respective dates and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. HomeTown has provided Buffets with HomeTown's unaudited consolidated financial statements as of and for the period ended April 24, 1996; such financial statements, including any related notes, are attached hereto as Exhibit 3.04(b) (the "Unaudited Statements"). The Unaudited Statements comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect to financial statements included in a report on Form 10-Q, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis with the consolidated financial statements of HomeTown contained in the HomeTown SEC Reports (except as may be included in the notes to the Unaudited Statements or as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of HomeTown and its Subsidiaries at the date and the consolidated results of their operations and cash flows for the period indicated, except that the Unaudited Statements are subject to normal and recurring year-end adjustments. The unaudited balance sheet of HomeTown as of April 24, 1996 is referred to herein as the "HomeTown Balance Sheet."

     3.05. NO UNDISCLOSED LIABILITIES. Except as set forth in the HomeTown Disclosure Schedule or as otherwise disclosed in the HomeTown SEC Reports, HomeTown and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on HomeTown and its Subsidiaries, taken as a whole, other than (i) liabilities reflected in the HomeTown Balance Sheet and
(ii) normal or recurring liabilities incurred since the date of the HomeTown Balance Sheet, in the ordinary course of business consistent with past practices.

     3.06. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the HomeTown Balance Sheet, HomeTown and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any material adverse change in the financial condition, results of operations, prospects, or business (together, a "Material Adverse Change") of HomeTown and its Subsidiaries, taken as a whole, (ii) any damage, destruction, or loss (whether or not covered by insurance) with respect to any property of HomeTown or any of its Subsidiaries having a Material Adverse Effect on HomeTown and its Subsidiaries, taken as a whole, (iii) any material change by HomeTown in its accounting methods, principles, or practices to which Buffets has not previously consented in writing, (iv) any revaluation by HomeTown or any of its assets having a Material Adverse Effect on HomeTown and its Subsidiaries, taken as a whole, or (v) except as disclosed in the HomeTown Disclosure Schedule, any other action or event that would have required the consent of Buffets pursuant to Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement.

     3.07.     TAXES.

     (a) Except as disclosed in the HomeTown Disclosure Schedule, all returns and reports, including without limitation information and withholding returns and reports (collectively, "Tax Returns"), of or relating to any foreign, Federal, state, local or other income, premium, property, sales, excise and other taxes of any nature whatsoever, including any interest, penalties and additions to tax in respect thereof ("Tax" or "Taxes") heretofore required to be filed by HomeTown or any of its Subsidiaries have been duly filed on a timely basis. All such Tax Returns were complete and accurate in all material respects. Each of HomeTown and its Subsidiaries has paid or has made adequate provision for the payment of all Taxes.

     (b) Except as disclosed in the HomeTown Disclosure Schedule, as of the date of this Agreement there are no audits or administrative proceedings, court proceedings or claims pending against HomeTown or any of its Subsidiaries with respect to any Taxes, no assessment, deficiency or adjustment has been asserted or, to the knowledge of HomeTown, proposed with respect to any Tax Return of or with respect to HomeTown or any of its Subsidiaries and there are no liens for Taxes upon the assets or properties of HomeTown or any of its Subsidiaries, except liens for Taxes not yet delinquent.

     (c) Except as disclosed in the HomeTown Disclosure Schedule, there are not in force any waivers of agreements, arrangements, or understandings by or with respect to HomeTown or any of its Subsidiaries of or for an extension of time for the assessment or payment of any Taxes. Neither HomeTown nor any of its Subsidiaries has received a written ruling of a taxing authority relating to Taxes or entered into a written and legally binding agreement with a taxing authority relating to Taxes that would have a continuing effect after the Closing Date. Except as disclosed in the HomeTown Disclosure Schedule, neither HomeTown nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by HomeTown or any of its Subsidiaries, and to the best knowledge of HomeTown the IRS has not proposed any such adjustment or change in accounting method. For purposes of this Section 3.07, the term "Subsidiaries" shall include former Subsidiaries of HomeTown for the periods during which any such Subsidiaries were owned directly or indirectly by HomeTown.

     (d) To the best knowledge of HomeTown, each of HomeTown and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

     (e)  Neither HomeTown nor any of its Subsidiaries has filed a consent under
Section 341 (f) of the Code. HomeTown and its Subsidiaries are not parties to any Tax allocation or Tax sharing arrangements.

     3.08. PROPERTIES. HomeTown has provided or made available to Buffets a true and complete list of all real property owned by HomeTown or its Subsidiaries and real property leased by HomeTown or its Subsidiaries pursuant to leases ("Leases") as of the date hereof, and the name of the lessor, the date of the Lease and each amendment to the Lease, and the aggregate annual rental or other fees payable under any such Lease. All such Leases are valid and binding in accordance with their respective terms, and HomeTown is not in default under any such Lease.

     3.09.     INTELLECTUAL PROPERTY.

     (a) Subject to the HomeTown Disclosure Schedule, HomeTown owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks, and copyrights, or tangible or intangible proprietary information or material that are necessary to conduct the business of HomeTown as currently conducted (the "HomeTown Intellectual Property Rights"). Schedule 3.09 of the HomeTown Disclosure Schedule lists (i) all trademarks, registered copyrights, trade names, and service marks, which HomeTown considers to be material to its business and included in the HomeTown Intellectual Property Rights, including the jurisdictions in which each such HomeTown Intellectual Property Rights has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all material licenses, sublicenses, and other agreements to which HomeTown is a party and pursuant to which any person is authorized to use any HomeTown Intellectual Property Rights, and (iii) all material licenses, sublicenses, and other agreements to which HomeTown is a party and pursuant to which HomeTown is authorized to use any third party patents, trademarks, or copyrights, including software ("HomeTown Third Party Intellectual Property Rights") that is material to its business.

     (b) HomeTown is not, nor will it be as a result of the execution and delivery of this Agreement, or the performance of its obligations under this Agreement, in breach of any license, sublicense, or other agreements relating to the HomeTown Intellectual Property Rights or HomeTown Third Party Intellectual Property Rights.

     (c) To HomeTown's knowledge, all patents, registered trademarks, service marks, and copyrights held by HomeTown are valid and subsisting. Except as set forth on Schedule 3.09 of the HomeTown Disclosure Schedule, HomeTown (i) has not been sued in any suit, action, or proceeding which involves a claim of infringement of any patents, trademarks, service marks, or copyrights, or violation of any trade secret or other proprietary right of any third party, and
(ii) has no knowledge that the conduct of its business as presently conducted infringes any patent, trademark, service mark, copyright, trade secret, or other proprietary right of any third party.

     3.10. AGREEMENTS, CONTRACTS, AND COMMITMENTS. HomeTown has not breached, or received in writing any claim or threat that it has breached, any of the terms and conditions of any agreement, contract, or commitment filed as an exhibit to HomeTown's Report on Form 10-K for the fiscal year ended
January 3, 1996 or any other agreement, contract, or commitment entered into since January 3, 1996 which, if entered into prior to such date, would have been required to be included as an exhibit thereto ("HomeTown Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from HomeTown under any HomeTown Material Contract. Each HomeTown Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which HomeTown is aware by any party obligated to HomeTown pursuant to the HomeTown Material Contract.

     3.11. LITIGATION. Except as described in the HomeTown SEC Reports or in Schedule 3.11 of the HomeTown Disclosure Schedule, there are no claims, actions, suits, investigations or proceedings pending of which it has notice or, to the knowledge of HomeTown, threatened against or affecting HomeTown or any of its Subsidiaries or any of their respective assets or properties, at law or in equity, before or by any Federal, state, municipal or other governmental agency or authority, foreign or domestic, or before any arbitration board or panel, wherever located, which if determined adverse to HomeTown would, individually or in the aggregate, have a Material Adverse Effect on HomeTown and its Subsidiaries, taken as a whole.

     3.12.  ENVIRONMENTAL MATTERS.

     (a) HAZARDOUS SUBSTANCES. To the knowledge of HomeTown, no Hazardous Substances have ever been buried, spilled, leaked, discharged, emitted, generated, stored, used or released, and no Hazardous Substances are now present, in, on, or under any restaurant premises or other non-restaurant property that HomeTown or any of its Subsidiaries has at any time owned, operated, occupied or leased, except for immaterial quantities stored or used by HomeTown or such Subsidiary in the ordinary course of its business and in accordance with all applicable Environmental Laws. "Hazardous Substance" means any pollutant, contaminant, hazardous substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical, substance or material listed or identified in or regulated by any Environmental Law; "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 to 1387, the Clean Air Act, 42 U.S.C. Section 7401 et seq., and any other federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health, natural resources and/or the environment; and "RCRA Hazardous Waste" means a hazardous waste, as that term is defined in and pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.

     (b) HAZARDOUS SUBSTANCES ACTIVITIES. To the knowledge of HomeTown, no property that HomeTown or any of its Subsidiaries has ever owned, operated, occupied or leased has ever been used in connection with the business of manufacturing, storing or transporting Hazardous Substances, and no RCRA Hazardous Wastes have been treated, stored or disposed of there, except for immaterial quantities stored or used by HomeTown or such Subsidiary in the ordinary course of its business.

     (c) UST'S AND AST'S. To the knowledge of HomeTown, there are not now and never have been any underground or aboveground storage tanks or other containment facilities of any kind on any restaurant premises or other non-restaurant property that HomeTown or any of its Subsidiaries has ever owned, occupied, operated or leased which contain or ever did contain any Hazardous Substances.

     (d) LISTING. To the knowledge of HomeTown, no restaurant premises or other non-restaurant property that HomeTown or any of its Subsidiaries has ever owned, operated, occupied or leased has ever been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

     (e) ENVIRONMENTAL REPORTS. HomeTown has made available to Buffets for inspection true and complete copies of all reports, authorizations, permits, licenses, disclosures and other documents in its possession, custody or control describing or relating in any way to HomeTown or any of its Subsidiaries, or any property that HomeTown or any of its Subsidiaries has ever owned, operated, occupied or leased, which suggest that any Hazardous Substances may be present in, on, or under any such property in material quantities or that HomeTown or any of its Subsidiaries may have breached any Environmental Law.

     (f) ENVIRONMENTAL CLAIMS, ETC. To the knowledge of HomeTown, there are not and there never have been any requests, notices, investigations, claims, demands, administrative proceedings, hearings, litigation or other legal proceedings relating in any way to HomeTown or any of its Subsidiaries, or any property that HomeTown or any of its Subsidiaries has ever owned, operated, occupied or leased, alleging liability under, violation of or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto. To the knowledge of HomeTown, no such matter is threatened or impending, nor does there exist any substantial basis therefor.

     (g) COMPLIANCE WITH ENVIRONMENTAL LAWS. HomeTown and each of its Subsidiaries operates, and at all times has operated, its business in accordance with all applicable Environmental Laws, and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful operation of the business of HomeTown and its Subsidiaries are in HomeTown's or the appropriate Subsidiary's possession and are in full force and effect. To HomeTown's knowledge, there is no threat that any such permit, license or other authorization will be withdrawn, terminated, limited or materially changed.

     3.13.     EMPLOYEE BENEFIT PLANS.

     (a) There are no "employee pension benefit plans," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or "multiemployer plans" as defined in Section 3(37) of ERISA, maintained or contributed to by HomeTown or any of its Subsidiaries for the benefit of their current or former employees. HomeTown has set forth on
Schedule 3.13 of the HomeTown Disclosure Schedule all "employee benefit plans" as defined in Section 3(3) of ERISA and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, and other similar employee benefit plans, arrangements, and agreements, whether or not such plans, arrangements, or agreements are "employee benefit plans", written or otherwise, for the benefit of or relating to, any current or former employee of HomeTown or any trade or business (whether or not incorporated) (an "ERISA Affiliate") which is aggregated with HomeTown or any Subsidiary of HomeTown pursuant to Section 414 of the Code (together the "HomeTown Employee Plans").

     (b) With respect to each HomeTown Employee Plan, HomeTown has made available to Buffets a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS"), if applicable, (ii) the plan document and summary plan description for each such HomeTown Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such HomeTown Employee Plan,
(iv) the most recent actuarial report or valuation relating to an HomeTown Employee Plan subject to Title IV of ERISA, and (v) the most recent IRS determination letter, where applicable.

     (c) With respect to the HomeTown Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of HomeTown, there exists no condition or set of circumstances in connection with which HomeTown could be subject to any liability that is reasonably likely to have a Material Adverse Effect on HomeTown and its Subsidiaries, taken as a whole, under ERISA, the Code, or any other applicable law.

     (d) With respect to the HomeTown Employee Plans, individually and in the aggregate, there are no benefit obligations required to be funded for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles on the financial statements of HomeTown.

     (e) Except as set forth in Schedule 3.13 of the HomeTown Disclosure Schedule or as disclosed in HomeTown SEC Reports filed prior to the date of this Agreement and except as provided for in this Agreement, neither HomeTown nor any of its Subsidiaries is party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of HomeTown or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered upon the occurrence of a transaction involving HomeTown of the nature contemplated by this Agreement, (iii) agreement with any officer of HomeTown providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     3.14. COMPLIANCE WITH LAWS. HomeTown has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, or local statute, law, or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not have a Material Adverse Effect on HomeTown and its Subsidiaries, taken as a whole.

     3.15. POOLING OF INTERESTS. To its knowledge, neither HomeTown nor any of its Affiliates (as defined in Section 6.10) has, through the date of this Agreement, taken or agreed to take any action which would prevent Buffets from accounting for the business combination to be effected by the Merger as a pooling of interests.

     3.16.     INTERESTED PARTY TRANSACTIONS.  Except as set forth in Schedule
3.16 of the HomeTown Disclosure Schedule or in the HomeTown SEC Reports, since the date of

HomeTown's last proxy statement to its stockholders, no event has occurred that would be required to be reported by HomeTown as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     3.17. NO EXISTING DISCUSSIONS. HomeTown is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.01).

     3.18. NO SECURED DEBT. Except as set forth in the HomeTown Disclosure Schedule, there is not now any secured debt (including capitalized leases) of HomeTown or any of its Subsidiaries, except for (i) capitalized leases of less than $8,655,000 in the aggregate as to HomeTown and its Subsidiaries, or (ii) capitalized leases of HomeTown or any of its Subsidiaries that are not reflected (and should not be reflected in accordance with generally accepted accounting principles) on the consolidated financial statements of HomeTown, and, in either case, the existence of which does not violate the terms of any material note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment to which HomeTown or any of its Subsidiaries is a party or by which HomeTown or any of its Subsidiaries or any of the assets or properties thereof is bound or encumbered.

     3.19. OPINION OF FINANCIAL ADVISOR. The financial advisor of HomeTown, Montgomery Securities, Inc., has delivered to the Board of Directors of HomeTown an opinion dated the date of this Agreement to the effect that the consideration to be received by the HomeTown stockholders in the Merger is fair from a financial point of view to the stockholders of HomeTown.

     3.20 TAX REPRESENTATION. There is no plan or intention by the stockholders of HomeTown who own 5 percent or more of the outstanding HomeTown stock, and to the best knowledge of the management of HomeTown, there is no plan or intention on the part of the remaining stockholders of HomeTown to sell, exchange, or otherwise dispose of a number of shares of Buffets stock received in the transaction that would reduce the HomeTown stockholders' ownership of Buffets stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding stock of HomeTown as of the same date. For purposes of this representation, shares of HomeTown exchanged for cash in lieu of fractional shares of Buffets stock will be treated as outstanding HomeTown stock at the Effective Time. Moreover, shares of HomeTown stock and shares of Buffets stock held by HomeTown stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF BUFFETS AND SUB

     Buffets and Sub jointly and severally represent and warrant to HomeTown that the statements contained in this Article IV are true and correct as of the date hereof, except as set forth in the disclosure schedule delivered by Buffets to HomeTown on or before the date of this Agreement (the "Buffets Disclosure Schedule"). The Buffets Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph, including appropriate cross references, shall qualify only the corresponding paragraph in this Article IV.

     4.01. ORGANIZATION OF THE COMPANY. Each of Buffets and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease, and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Buffets and its Subsidiaries, taken as a whole. Except as set forth in the Buffets SEC Reports (as defined in Section 4.04) or
Schedule 4.01 of the Buffets Disclosure Schedule, neither Buffets nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture, or other business association or entity, excluding securities in any publicly traded company held for investment by Buffets and comprising less than one percent of the outstanding stock of such company.

     4.02.     BUFFETS CAPITAL STRUCTURE.

     (a) The authorized capital stock of Buffets consists of 60,000,000 shares of Common Stock, $.01 par value ("Buffets Common Stock"), and 5,000,000 shares of Preferred Stock, $.01 par value ("Buffets Preferred Stock"). On May 22, 1996, (i) 31,328,834 shares of Buffets Common Stock were outstanding, all of which were validly issued, fully paid, and nonassessable, (ii) no shares of Buffets Common Stock were held in the treasury of Buffets, (iii) an aggregate of 2,712,356 shares of Buffets Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under Buffets' 1985 Stock Option Plan, Buffets' 1988 Stock Option Plan, and Buffets' 1995 Stock Option Plan (collectively, the "Buffets Option Plans") and 10,000 shares of Buffets Common Stock were reserved for future issuance pursuant to stock options granted and outstanding to a director of Buffets (the "Director Options"), and (iv) an aggregate of 600,000 shares of Buffets' Series A Junior Participating Preferred Shares ("Buffets Junior Preferred Stock") were reserved for future issuance pursuant to the Rights Agreement, dated as of October 4, 1995, between Buffets and American Stock Transfer & Trust Company, as Rights Agent (the "Buffets Rights Agreement"), under which each outstanding share of Buffets Common Stock has attached to its certain rights ("Rights"), including rights under certain circumstances to purchase one one-hundredth of a share of Buffets Junior Preferred Stock at $65.00, at the date hereof, subject to adjustment. All shares of Buffets Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid, and nonassessable, and will have Rights attached thereto in accordance with the Buffets Rights Agreement. There are no obligations, contingent or otherwise, of Buffets or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of Buffets Common Stock or the capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any such Subsidiary or any other entity other than the guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of Buffets' Subsidiaries is duly authorized, validly issued, fully paid, and nonassessable and all such shares are owned by Buffets or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Buffets' voting rights, charges or other encumbrances of any nature.

     (b) Except as set forth in this Section 4.02 and except for options granted under the Buffets Option Plans and the Director Options, or as reserved for future grants of options under the Buffets Option Plans, or for the shares of Buffets Junior Preferred Stock reserved for issuance under the Buffets Rights Agreement, there are no equity securities of any class of Buffets or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding. Except as set forth in this Section 4.02, there are no options, warrants, equity securities, calls, rights, commitments, or agreements of any character to which Buffets or any of its Subsidiaries is a party or by which it is bound obligating Buffets or any of its Subsidiaries to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of capital stock of Buffets or any of its Subsidiaries or obligations of Buffets or any of its Subsidiaries to grant, extend, accelerate the vesting of, or enter into any such option, warrant, equity security, call, right, commitment, or agreement. Buffets is not a party to, nor is Buffets aware of, any voting agreement, voting trust, proxy, or other agreements or understandings relating to any shares of capital stock of Buffets or any agreement, arrangement, or understanding providing for registration rights with respect to any shares of capital stock of Buffets.

     4.03.     AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONTRACTS.

     (a) Buffets has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Buffets, subject only to the approval of the Buffets Voting Proposal (as defined in Section 6.04) by Buffets' shareholders. This Agreement has been duly executed and delivered by Buffets and constitutes the valid and binding obligation of Buffets, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally and except that the remedy of specific performance and injunctive relief and other forms of equitable defenses are subject to the discretion of the court before which any proceedings therefor may be brought.

     (b) Except as set forth in the Buffets Disclosure Schedule, the execution and delivery of this Agreement by Buffets does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of Buffets, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, or lease or any material contract or other material agreement, instrument, or obligation to which Buffets or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Buffets or any of its Subsidiaries or their properties or assets and which is material to the business or operations of Buffets.

     (c) No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity, is required by or with respect to Buffets or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of a Form S-4 Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) the filing of the Joint Proxy Statement with the SEC in accordance with the Exchange Act, and (v) such consents, approvals, orders, authorizations, registrations, declarations, and filings as may be required under applicable federal and state securities laws and the laws of any foreign country.

     4.04. SEC FILINGS; FINANCIAL STATEMENTS.

     (a) Buffets has filed and made available to HomeTown all forms, reports, and documents required to be filed by Buffets with the SEC since January 1, 1993 (including all exhibits, notes, and schedules thereto and documents incorporated by reference therein) (collectively, the "Buffets SEC Reports"). The Buffets SEC Reports (i) at the time filed, with respect to all of the Buffets SEC Reports other than registration statements filed under the Securities Act, or at the time of their respective effective dates, with respect to registration statements filed under the Securities Act, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time filed or at the time of their respective effective dates, as the case may be (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buffets SEC Reports or necessary in order to make the statements in such Buffets SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Buffets' Subsidiaries is required to file any forms, reports, or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Buffets SEC Reports at the time filed complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Buffets and its Subsidiaries at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of Buffets as of April 24, 1996 is referred to herein as the "Buffets Balance Sheet."

     4.05. NO UNDISCLOSED LIABILITIES. Except as set forth in the Buffets Disclosure Schedule or as otherwise disclosed in the Buffets SEC Reports, Buffets and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Buffets and its Subsidiaries, taken as a whole, other than (i) liabilities reflected in the Buffets Balance Sheet and
(ii) normal or recurring liabilities incurred since the date of the Buffets Balance Sheet in the ordinary course of business consistent with past practices. Sub will have no liabilities assumed by HomeTown and will not transfer to HomeTown any assets subject to liabilities.

     4.06. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Buffets Balance Sheet, Buffets and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Change in Buffets and its Subsidiaries, taken as a whole; (ii) any damage, destruction, or loss (whether or not covered by insurance) with respect to any property of Buffets or any of its Subsidiaries having a Material Adverse Effect on Buffets and its Subsidiaries, taken as whole; (iii) any material change by Buffets in its accounting methods, principles, or practices; (iv) any revaluation by Buffets of any of its assets having a Material Adverse Effect on Buffets and its Subsidiaries, taken as a whole; or (v) except as disclosed in the Buffets Disclosure Schedule any other action or event that would have required the consent of HomeTown pursuant to Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement.

     4.07.     TAXES.

     (a) Except as disclosed in the Buffets Disclosure Schedule, all Tax Returns, of or relating to any Tax heretofore required to be filed by Buffets or any of its Subsidiaries have been duly filed on a timely basis. All such Tax Returns were complete and accurate in all material respects. Each of Buffets and its Subsidiaries has paid or has made adequate provision for the payment of all Taxes.

     (b) Except as disclosed in the Buffets Disclosure Schedule, as of the date of this Agreement there are no audits or administrative proceedings, court proceedings or claims pending against Buffets or any of its Subsidiaries with respect to any Taxes, no assessment, deficiency or adjustment has been asserted or, to the knowledge of Buffets, proposed with respect to any Tax Return of or with respect to Buffets or any of its Subsidiaries and there are no liens for Taxes upon the assets or properties of Buffets or any of its Subsidiaries, except liens for Taxes not yet delinquent.

     (c) Except as disclosed in the Buffets Disclosure Schedule, there are not in force any waivers of agreements, arrangements, or understandings by or with respect to Buffets or any of its Subsidiaries of or for an extension of time for the assessment or payment of any Taxes. Neither Buffets nor any of its Subsidiaries has received a written ruling of a taxing authority relating to Taxes or entered into a written and legally binding agreement with a taxing authority relating to Taxes that would have a continuing effect after the Closing Date. Except as disclosed in the Buffets Disclosure Schedule, neither Buffets nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Buffets or any of its Subsidiaries, and to the best knowledge of Buffets the IRS has not proposed any such adjustment or change in accounting method. For purposes of this Section 4.07, the term "Subsidiaries" shall include former Subsidiaries of Buffets for the periods during which any such Subsidiaries were owned directly or indirectly by Buffets.

     (d) To the best knowledge of Buffets, each of Buffets and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

     (e)  Neither Buffets nor any of its Subsidiaries has filed a consent under
Section 341 (f) of the Code.

     4.08. PROPERTIES. Buffets has provided or made available to HomeTown a true and complete list of all property owned by Buffets and its Subsidiaries and real property leased by Buffets or its Subsidiaries pursuant to Leases as of the date hereof, the name of the lessor, the date of the Lease and each amendment to the Lease, and the aggregate annual rental or other fee payable under any such Lease. All such Leases are valid and binding in accordance with their respective terms, and Buffets is not in default under any of such Leases.

     4.09. INTELLECTUAL PROPERTY.

     (a) Subject to the Buffets Disclosure Schedule, Buffets owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, and tangible or intangible proprietary information or material that are necessary to conduct the business of Buffets as currently conducted (the "Buffets Intellectual Property Rights"). Schedule 4.09 of the Buffets Disclosure Schedule lists (i) all trademarks, registered copyrights, trade names, and service marks which Buffets considers to be material to its business and included in the Buffets Intellectual Property Rights, including the jurisdictions in which each such Buffets Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all material licenses, sublicenses, and other agreements to which Buffets is a party and pursuant to which any person is authorized to use any Buffets Intellectual Property Rights, and (iii) all material licenses, sublicenses, and other agreements to which Buffets is a party and pursuant to which Buffets is authorized to use any third party patents, trademarks or copyrights, including software ("Buffets Third Party Intellectual Property Rights") that is material to its business.

     (b) Buffets is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense, or other agreement relating to the Buffets Intellectual Property Rights or Buffets Third Party Intellectual Property Rights.

     (c) To Buffets' knowledge, all patents, registered trademarks, service marks, and copyrights held by Buffets are valid and subsisting. Except as set forth on Schedule 4.09 of the Buffets Disclosure Schedule, Buffets (i) has not been sued in any suit, action, or proceeding which involves a claim of infringement of any patents, trademarks, service marks, or copyrights, or violation of any trade secret or other proprietary right of any third party; and
(ii) has no knowledge that the conduct of its business as presently conducted infringes any patent, trademark, service mark, copyright, trade secret, or other proprietary right of any third party.

     4.10. AGREEMENTS, CONTRACTS AND COMMITMENTS. Buffets has not breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract, or commitment filed as an exhibit to Buffets' Report on Form 10-K for the fiscal year ended January 3, 1996 or any other agreement, contract, or commitment entered into since
January 3, 1996 which, if entered into prior to such date, would have been required to be included as an exhibit thereto ("Buffets Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from Buffets under any Buffets Material Contract. Each Buffets Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which Buffets is aware by any party obligated to Buffets pursuant to the Buffets Material Contract.

     4.11.     LITIGATION.  Except as described in the Buffets SEC Reports or in
Schedule 4.11 of the Buffets Disclosure Schedule, there are no claims, actions, suits, investigations or proceedings pending of which it has notice or, to the knowledge of Buffets, threatened against or affecting Buffets or any of its Subsidiaries or any of their respective assets or properties, at law or in equity, before or by any Federal, state, municipal or other governmental agency or authority, foreign or domestic, or before any arbitration board or panel, wherever located, which if determined adverse to Buffets would, individually or in the aggregate, have a Material Adverse Effect on Buffets and its Subsidiaries, taken as a whole.

     4.12.  ENVIRONMENTAL MATTERS.

     (a) HAZARDOUS SUBSTANCES. To the knowledge of Buffets, no Hazardous Substances have ever been buried, spilled, leaked, discharged, emitted, generated, stored, used or released, and no Hazardous Substances are now present, in, on, or under any restaurant premises or other non-restaurant property that Buffets or any of its Subsidiaries has at any time owned, operated, occupied or leased, except for immaterial quantities stored or used by

Buffets or such Subsidiary in the ordinary course of its business and in accordance with all applicable Environmental Laws.

     (b) HAZARDOUS SUBSTANCES ACTIVITIES. To the knowledge of Buffets, no property that Buffets or any of its Subsidiaries has ever owned, operated, occupied or leased has ever been used in connection with the business of manufacturing, storing or transporting Hazardous Substances, and no RCRA Hazardous Wastes have been treated, stored or disposed of there, except for immaterial quantities stored or used by Buffets or such Subsidiary in the ordinary course of its business.

     (c) UST'S AND AST'S. To the knowledge of Buffets, there are not now and never have been any underground or aboveground storage tanks or other containment facilities of any kind on any restaurant premises or other non-restaurant property that Buffets or any of its Subsidiaries has ever owned, occupied, operated or leased which contain or ever did contain any Hazardous Substances.

     (d) LISTING. To the knowledge of Buffets, no restaurant premises or other non-restaurant property that Buffets or any of its Subsidiaries has ever owned, operated, occupied or leased has ever been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

     (e) ENVIRONMENTAL REPORTS. Buffets has made available to HomeTown for inspection true and complete copies of all reports, authorizations, permits, licenses, disclosures and other documents in its possession, custody or control describing or relating in any way to Buffets or any of its Subsidiaries, or any property that Buffets or any of its Subsidiaries has ever owned, operated, occupied or leased, which suggest that any Hazardous Substances may be present in, on, or under any such property in material quantities or that Buffets or any of its Subsidiaries may have breached any Environmental Law.

     (f) ENVIRONMENTAL CLAIMS, ETC. To the knowledge of Buffets, there are not and there never have been any requests, notices, investigations, claims, demands, administrative proceedings, hearings, litigation or other legal proceedings relating in any way to Buffets or any of its Subsidiaries, or any property that Buffets or any of its Subsidiaries has ever owned, operated, occupied or leased, alleging liability under, violation of or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto. To the knowledge of Buffets, no such matter is threatened or impending, nor does there exist any substantial basis therefor.

     (g) COMPLIANCE WITH ENVIRONMENTAL LAWS. Buffets and each of its Subsidiaries operates, and at all times has operated, its business in accordance with all applicable Environmental Laws, and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful operation of the business of Buffets and its Subsidiaries are in Buffets' or the appropriate Subsidiary's possession and are in full force and effect. To Buffets' knowledge, there is no threat that any such permit, license or other authorization will be withdrawn, terminated, limited or materially changed.

     4.13.     EMPLOYEE BENEFIT PLANS.

     (a) There are no "employee pension benefit plans," as defined in Section 3(2) of ERISA, or "multiemployer plans" as defined in Section 3(37) of ERISA, maintained or contributed to by Buffets or any of its Subsidiaries for the benefit of their current or former employees. Buffets has set forth on Schedule
4.13 of the Buffets Disclosure Schedule all employee benefit plans (as defined in Section 4(4) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, and other similar employee benefit plans, arrangements, and agreements, whether or not such plans, arrangements, or agreements are "employee benefit plans", written or otherwise, for the benefit of or relating to, any current or former employee of Buffets or any ERISA Affiliate of Buffets, or any Subsidiary of Buffets which is aggregated with Buffets pursuant to Section 414 of the Code (together, the "Buffets Employee Plans").

     (b) With respect to each Buffets Employee Plan, Buffets has made available to HomeTown a true and correct copy of (i) the most recent annual report (Form
5500) filed with the IRS, (ii) the plan document and summary plan description for each such Buffets Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Buffets Employee Plan, and (iv) the most recent actuarial report or valuation relating to an Buffets Employee Plan subject to Title IV of ERISA, and (v) the most recent IRS determination letter, where applicable.

     (c) With respect to the Buffets Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Buffets, there exists no condition or set of circumstances in connection with which Buffets could be subject to any liability that is reasonably likely to have a Material Adverse Effect on Buffets and its Subsidiaries, taken as whole, under ERISA, the Code, or any other applicable law.

     (d) With respect to the Buffets Employee Plans, individually and in the aggregate, there are no benefit obligations required to be funded for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Buffets.

     (e) Except as set forth in Schedule 4.13 of the Buffets Disclosure Schedule or as disclosed in Buffets SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Buffets nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Buffets or any of its Subsidiaries, the benefits of which are contingent or the terms of which are materially altered, upon the occurrence of a transaction involving Buffets of the nature contemplated by this Agreement, (iii) agreement with any officer or other employee of Buffets providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $150,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     4.14. COMPLIANCE WITH LAWS. Buffets has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, or local statute, law, or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not have a Material Adverse Effect on Buffets and its Subsidiaries, taken as a whole.

     4.15. POOLING OF INTERESTS. To its knowledge, neither Buffets nor any of its Affiliates has, through the date of this Agreement, taken or agreed to take any action which would prevent Buffets from accounting for the business combination to be effected by the Merger as a pooling of interests.

     4.16.     INTERESTED PARTY TRANSACTIONS.  Except as set forth in Schedule
4.16 of the Buffets Disclosure Schedule or in the Buffets SEC Reports, since the date of Buffets' last proxy statement to its shareholders, no event has occurred that would be required to be reported by Buffets as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     4.17. OPINION OF FINANCIAL ADVISOR. The financial advisor of Buffets, Piper Jaffray Inc., has delivered to the Board of Directors of Buffets an opinion dated the date of this Agreement to the effect that the Conversion Number is fair from a financial point of view to Buffets and its shareholders.

     4.18. OWNERSHIP AND INTERIM OPERATIONS OF SUB. All outstanding capital stock of Sub is owned by Buffets. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, and has conducted its operations only as contemplated by this Agreement.

     4.19. NO EXISTING DISCUSSIONS. Buffets is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.01).

                                    ARTICLE V

                               CONDUCT OF BUSINESS

     5.01. COVENANTS OF BUFFETS AND HOMETOWN. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Buffets and HomeTown each agrees as to itself and its respective Subsidiaries (except to the extent that the other party shall otherwise consent in writing), to carry on its business in the usual, regular, and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, to keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, franchisees, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Buffets and HomeTown shall each promptly notify the other of any event or occurrence not in the ordinary course of business of Buffets or HomeTown, respectively. Except as expressly contemplated by this Agreement, subject to Section 6.01, each of Buffets and HomeTown shall not (and shall not permit any of its respective Subsidiaries to), without the prior written consent of the other party:

          (a) Accelerate, amend, or change the period of exercisability of options or restricted stock granted under any employee stock plan of such party or otherwise or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements or other agreements in effect as of the date of this Agreement;

          (b) Transfer or license to any person or entity or otherwise extend, amend, or modify any rights to the HomeTown Intellectual Property Rights, in the case of HomeTown, or the Buffets Intellectual Property Rights, in the case of Buffets, other than in the ordinary course of business consistent with past practices;

          (c) Declare or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of any of its capital stock or split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock of such party, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

          (d) Issue, deliver, or sell or authorize or propose the issuance, delivery, or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants, or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or other convertible securities, other than the grant of options to employees in a manner consistent with past practices and pursuant to currently existing stock option plans, the issuance of shares upon the exercise of options outstanding as of the date hereof, and the issuance of shares upon conversation of the Notes;

          (e) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of such party and its Subsidiaries, taken as a whole;

          (f) Except for ordinary course food sales, sell, lease, license, or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of such party and its Subsidiaries, taken as a whole;

          (g) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees other than officers of Buffets or HomeTown in accordance with past practices, (ii) increase or agree to increase the compensation payable or to become payable to officers of Buffets or HomeTown or grant any additional severance or termination pay to, or enter into any employment or severance agreements with such officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, (v) except for an aggregate of $75,000 that may be paid to the outside directors of HomeTown, establish, adopt, enter into, or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, or other plan, trust, fund, policy, or arrangement for the benefit of any directors, officers, or employees, or (vi) establish any new executive employee position;

          (h) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than revaluations that the auditors for such entity require in accordance with generally accepted accounting principles or in the ordinary course of business;

          (i) Incur, except pursuant to existing credit agreements, any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others, or voluntarily prepay any outstanding indebtedness;

          (j) Amend or propose to amend its charter documents or Bylaws, except as contemplated by this Agreement; or

          (k) Make any capital expenditure or commitment for which it is not contractually bound at the date hereof except (i) expenditures and commitments incurred in the ordinary course in connection with restaurant construction and development and restaurant remodeling, and (ii) other capital expenditures and commitments not to exceed $1 million in the aggregate, in the case of HomeTown, or $3 million, in the case of Buffets.

          (l) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (k) above, or any action which is reasonably likely to make any of such party's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

     5.02. COOPERATION. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Buffets and HomeTown shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party and its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger, and the transactions contemplated hereby and thereby.

                                   ARTICLE VI

                       ADDITIONAL AGREEMENTS AND COVENANTS

     6.01.     NO SOLICITATION.

     (a) Neither HomeTown nor Buffets shall directly or indirectly, through any officer, director, employee, representative, or agent thereof or of any of their respective Subsidiaries, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer), or similar transaction involving HomeTown or any of its Subsidiaries or Buffets or any of its Subsidiaries, as the case may be, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve, or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent HomeTown or Buffets, or their respective Boards of Directors, from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the shareholders, if and only to the extent that (1) the Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary for it to comply with its fiduciary duties to shareholders under applicable law and
(2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Board of Directors receives from such person or entity an executed confidentiality agreement with terms no more favorable to such party than those contained in the Confidentiality and Nondisclosure Agreement dated February 5, 1996 between Buffets and HomeTown (the "Confidentiality Agreement") or (B) complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal.

     (b) HomeTown shall notify Buffets and Buffets shall notify HomeTown immediately (and no later than 24 hours) after receipt by HomeTown (or its advisors) or Buffets (or its advisors), as the case may be, of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books, or records thereof by any person or entity that informs HomeTown or Buffets, as the case may be, that it is considering making, or has made, an Acquisition Proposal. Such notice by either HomeTown or Buffets shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry, or contact.

     6.02.     JOINT PROXY STATEMENT; REGISTRATION STATEMENT.

     (a) As promptly as practical after the execution of this Agreement, Buffets and HomeTown shall prepare and file with the SEC a joint proxy statement/prospectus to be sent to the shareholders of Buffets and HomeTown in connection with the meeting of Buffets' shareholders (the "Buffets Shareholders' Meeting") and HomeTown's stockholders (the "HomeTown Stockholders' Meeting") to consider the Merger (the "Joint Proxy Statement"), and Buffets shall prepare and file with the SEC a registration statement on Form S-4 pursuant to which the shares of Buffets Common Stock to be issued as a result of the Merger will be registered with the SEC (the "Registration Statement"), in which the Joint Proxy Statement will be included as a prospectus. Buffets and HomeTown shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practical. The Joint Proxy Statement shall include the recommendation of the Board of Directors of HomeTown in favor of this Agreement and the Merger and the recommendation of the Board of Directors of Buffets in favor of the issuance of shares of Buffets Common Stock pursuant to the Merger, provided that the Board of Directors of either HomeTown or Buffets may withdraw such recommendation if (i) such Board of Directors shall have determined in good faith, after consultation with its outside legal counsel, that the withdrawal of such recommendation is necessary for such Board of Directors to comply with its fiduciary duties under applicable law or
(ii) HomeTown has been advised by Montgomery Securities, Inc. or Buffets has been advised by Piper Jaffray Inc. that Montgomery Securities, Inc., in the case of HomeTown, or Piper Jaffray Inc., in the case of Buffets, would be unable, as of the date of such advice, to issue an opinion substantially to the effect set forth in Section 3.18 and Section 4.17, respectively. Buffets and HomeTown shall make all other necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.

     (b) HomeTown shall take such action as may be necessary to insure that (i) the information to be supplied by HomeTown for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (ii) the information supplied by HomeTown for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to shareholders of HomeTown or Buffets, at the time of the HomeTown Stockholders' Meeting and the Buffets Shareholders' Meeting, and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the HomeTown Stockholders' Meeting or Buffets Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to HomeTown or any of its Affiliates, officers, or directors should be discovered by HomeTown which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, HomeTown shall promptly so inform Buffets.

     (c) Buffets shall take such action as may be necessary to insure that (i) the information supplied by Buffets for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (ii) the information supplied by Buffets for inclusion in the Joint Proxy Statement shall not on the date the Joint Proxy Statement is first mailed to shareholders of Buffets or HomeTown, at the time of the Buffets Shareholders' Meeting and HomeTown Shareholders' Meeting, and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Buffets Shareholders' Meeting or HomeTown Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Buffets or any of its Affiliates, officers, or directors should be discovered by Buffets which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Buffets shall promptly so inform HomeTown.

     6.03. ACCESS TO INFORMATION. Upon reasonable notice and to the extent permitted under applicable law and the provisions of agreements to which Buffets or HomeTown, as the case may be, is a party, HomeTown and Buffets shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel, and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, and records and, during such period, each of HomeTown and Buffets shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other
(a) a copy of each report, schedule, registration statement, and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties, and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is non-public in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.03 shall affect or be deemed to modify a representation or warranty construed in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     6.04. SHAREHOLDERS MEETINGS. HomeTown and Buffets each shall call a meeting of its respective shareholders to be held as promptly as practicable for the purpose of voting, in the case of HomeTown, upon this Agreement and the Merger and, in the case of Buffets, upon the issuance of shares of Buffets Common Stock pursuant to the Merger (the "Buffets Voting Proposal"). Subject to Sections 6.01 and 6.02, HomeTown and Buffets will, through their respective Boards of Directors, recommend to their respective shareholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof. Subject to Section 6.02, each party shall use all reasonable efforts to solicit from its shareholders proxies in favor of such matters.

     6.05. LEGAL CONDITIONS TO MERGER. Subject to Section 6.01, each of Buffets and HomeTown will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of Buffets and HomeTown will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order, or approval of, or any exemption by, any Governmental Entity or other public third party, required to be obtained or made by Buffets, HomeTown, or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

     6.06.     PAYMENT OF TAXES.

     (a) HomeTown shall pay prior to the Effective Time (i) all Taxes required to be paid prior to that day, and (ii) shall withhold with respect to its employees all federal and state income taxes, FICA, FUTA, and other Taxes required to be withheld.

     (b) Buffets shall pay prior to the Effective Time (i) all Taxes required to be paid prior to that day, and (ii) shall withhold with respect to its employees all federal and state income taxes, FICA, FUTA, and other Taxes required to be withheld.

     6.07. PUBLIC DISCLOSURE. Any public disclosures by Buffets or HomeTown with respect to the Merger or this Agreement, or with respect to anything involving or referring to the other, shall be made in accordance with the terms of the Confidentiality Agreement.

     6.08.     TAX-FREE REORGANIZATION.

     (a) Buffets and HomeTown shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

     (b) To the extent permitted under applicable tax laws, the Merger shall be reported as a reorganization within the meaning of Section 368(a)(1)(A) and
Section 368(a)(2)(E) of the Code in all federal, state, and local tax returns after the Effective Time.

     (c) Buffets will cause HomeTown to hold following the Merger at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets, and at least 90% of the fair market value of Sub's net assets and 70% of the fair market value of Sub's gross assets held immediately prior to the Merger. For purposes of this subsection (c), amounts paid by HomeTown or Sub to HomeTown Shareholders who receive cash or other property, to pay reorganization expenses, and in connection with redemptions and distributions (except for regular, normal distributions) will be treated as assets of HomeTown or Sub, respectively, immediately prior to the Merger.

     (d) Following the Merger, Buffets will cause HomeTown to continue its historic business or use a significant portion of its business assets in a business.

     (e) Following the Merger, Buffets will cause HomeTown not to issue additional shares of HomeTown stock to any person other than Buffets.

     (f) Buffets has no present intention to reacquire, following the Merger, any of its stock issued in the Merger.

     (g) Following the Merger, Buffets will not liquidate HomeTown, merge HomeTown with or into another corporation, sell or dispose of HomeTown stock (except for transfers to other corporations controlled by Buffets), or cause HomeTown to sell or dispose of any of its assets or the assets acquired from Sub, except for dispositions in the ordinary course of business or transfers to corporations controlled by HomeTown.

     (h) Buffets, Sub, HomeTown and the stockholders of HomeTown will pay their respective expenses, if any, incurred in connection with the Merger.

     (i) No indebtedness between Buffets and HomeTown or between Sub and HomeTown was issued, acquired or will be settled at a discount.

     (j) At the Effective Time, Buffets will not own, nor will it have owned during the past five years, any stock of HomeTown.

     (k) At the Effective Time, none of Buffets, HomeTown or Sub is an investment company as defined Section 368(a)(2)(F)(iii) and (iv) of the Code.

     6.09. POOLING ACCOUNTING. Buffets and HomeTown shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Buffets and HomeTown shall use its best efforts to cause its respective Affiliates (i) not to take any action that would adversely affect the ability of Buffets to account for the business combination to be effected by the Merger as a pooling of interests and (ii) to sign and deliver to Buffets a customary "pooling letter" in form and substance agreed upon by HomeTown and Buffets.

     6.10. AFFILIATE AGREEMENTS. Within two weeks of the date of this Agreement, HomeTown will provide Buffets with a list of those persons who are, in HomeTown's reasonable judgment, "affiliates" of HomeTown within the meaning of Rule 145 (each such person who is an "affiliate" of HomeTown within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). HomeTown shall provide Buffets such information and documents as Buffets shall reasonably request for purposes of reviewing such list and shall notify Buffets in writing regarding any change in the identity of its Affiliates prior to the Closing Date. HomeTown shall use its best efforts to deliver or cause to be delivered to Buffets by July 1, 1996 (and in any case shall deliver to Buffets prior to the Effective Time) from each of the Affiliates of HomeTown, an executed Affiliate Agreement, in form and substance satisfactory to Buffets and HomeTown, by which each Affiliate of HomeTown agrees to comply with the applicable requirements of Rule 145 ("Affiliate Agreement"). Buffets shall be entitled to place appropriate legends on the certificates evidencing any Buffets Common Stock to be received by such Affiliates of HomeTown pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Buffets Common Stock, consistent with the terms of the Affiliate Agreements.

     6.11. NASDAQ QUOTATION. Buffets shall use its best efforts to cause the shares of Buffets Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

     6.12. STOCK PLANS AND OTHER OPTIONS.

     (a) At the Effective Time, each outstanding option to purchase shares of HomeTown Common Stock (a "HomeTown Stock Option") under the HomeTown 1991 Option Plan, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the HomeTown 1991 Stock Option Plan, the same number of shares of Buffets Common Stock as the holder of such HomeTown Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at the price per share set forth in the HomeTown Stock Option, divided by the Conversion Number, rounded to the nearest full cent; provided, however, that in the case of any HomeTown Stock Option to which
Section 422 of the Code applies ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

     (b) As soon as practicable after the Effective Time, Buffets shall deliver to the participants in the HomeTown 1991 Option Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants made prior to the Effective Time pursuant to the HomeTown 1991 Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.12 after giving effect to the Merger). Buffets shall comply with the terms of the HomeTown 1991 Option Plan to ensure, to the extent required by, and subject to the provisions of, the HomeTown 1991 Option Plan, that HomeTown Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

     (c) Buffets shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buffets Common Stock for delivery under the HomeTown 1991 Option Plan assumed in accordance with this Section
6.12. As soon as practicable after the Effective Time, Buffets shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Buffets Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Buffets shall administer the HomeTown 1991 Option Plan assumed pursuant to this Section
6.12 in a manner that complies with Rule 16b-3 promulgated under the Exchange
Act.

     (d) At the Effective Time, each of the HomeTown Non-Plan Options, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the agreements covering the HomeTown Non-Plan Options, the same number of shares of Buffets Common Stock as the holder of such HomeTown Non-Plan Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at the price per share set forth in such HomeTown Non-Plan Option, divided by the Conversion Number and rounded to the nearest full cent. As soon as practicable after the Effective Time, Buffets shall deliver to the holders of the HomeTown Non-Plan Options an appropriate notice setting forth such holder's rights pursuant thereto. Buffets shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buffets Common Stock for delivery under the HomeTown Non-Plan Options.

     6.13. CONSENTS. Each of Buffets and HomeTown shall use all reasonable efforts to obtain all necessary consents, waivers, and approvals under any of Buffets' or HomeTown's material agreements, contracts, licenses, or leases in connection with the Merger.

     6.14. BROKERS OR FINDERS. Each of Buffets and HomeTown represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor, or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Montgomery Securities, Inc., whose fees and expenses will be paid by HomeTown in accordance with HomeTown's agreement with such firm (a copy of which has been delivered by HomeTown to Buffets prior to the date of this Agreement), and Piper Jaffray Inc., whose fees and expenses will be paid by Buffets in accordance with Buffets' agreement with such firm (a copy of which has been delivered by Buffets prior to the date of this Agreement.)

     6.15 EMPLOYEE BENEFITS; EMPLOYEE ISSUES.    Following the Effective Time,
all employees of HomeTown shall be given credit for their periods of service with HomeTown as if such service were with Buffets in determining their eligibility for inclusion in, and the level of benefits granted after the Effective Time under, Buffets' employee benefit plans. HomeTown's employees shall be eligible for grants of stock options after the Effective Time under Buffets' 1995 Stock Incentive Plan on the same terms as Buffets' employees. In connection with the Merger, HomeTown may enter into severance obligations up to an aggregate amount not to exceed $1.2 million with its corporate employees (such severance obligations shall generally be in accordance with the terms of that HomeTown Memorandum dated May 30, 1996 from Mike Shader to Kerry Kramp). In addition, following the Effective Time, the HomeTown corporate employees identified in that letter dated June 3, 1996 of the Chairman of Buffets to the Chairman of HomeTown shall be entitled to the severance benefits in the amount set forth therein and in accordance therewith. If requested by Buffets, after consultation with HomeTown, HomeTown shall deliver to its employees and others appropriate notices under the federal Worker Adjustment and Retraining Notification Act.

     6.16 REPORTS. From and after the Effective Time and so long as necessary in order to permit HomeTown's Affiliates to sell the Buffets shares of Common Stock received by them as a result of the Merger pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Buffets will use its best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Exchange Act, referred to in paragraph
(c)(1) of Rule 144 under the Securities Act (or, if applicable, Buffets will use its best efforts to make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144).

     6.17 SUPPLEMENTAL INDENTURE. In accordance with the terms thereof, Buffets and HomeTown will execute and deliver, on or prior to the Effective Time, a supplemental indenture or assumption agreement with respect to the Notes in order to reflect the consummation of the transactions contemplated hereby.

     6.18 NOTIFICATION OF CERTAIN MATTERS. HomeTown will give prompt notice to Buffets upon discovery thereof, and Buffets will give prompt notice to HomeTown upon discovery thereof, of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (b) any material failure of HomeTown or Buffets, or any director, officer, employee, agent or representative thereof, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

     6.19 ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of shareholders of Buffets and HomeTown described in Section 6.04, including cooperating fully with the other party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Continuing Corporation with full title to all properties, assets, rights, approvals, immunities, and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     6.20 CONTINUING INDEMNIFICATION. After the Closing, Buffets shall guaranty the obligations of HomeTown to indemnify its present and former directors and officers and Bradley J. Thies, General Counsel of HomeTown, to the extent of, and in accordance with, the Bylaws of HomeTown as in effect on the date of this Agreement and the Delaware Law and, with respect to Mr. Thies, in accordance with the resolution of the Board of Directors of HomeTown adopted at a meeting thereof on May 10, 1994 . Subject to the Delaware Law, HomeTown's Bylaws relating to indemnification shall not be amended in a manner which adversely affects the rights of any party entitled to indemnification thereunder. The provisions of this Section 6.20 are intended to be for the benefit of, and shall be enforceable by, each indemnified party.

                                   ARTICLE VII

                              CONDITIONS TO MERGER

     7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of HomeTown as may be required by law, by the rules of the Nasdaq National Market, and by any applicable provisions of its certificate of incorporation or Bylaws, and the Buffets Voting Proposal shall have been approved by the requisite vote of the shareholders of Buffets as may be required by law, by the rules of the Nasdaq National Market, and by any applicable provisions of its articles of incorporation or Bylaws.

          (b) HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) APPROVALS. There shall have been obtained permits, consents and approvals of securities or "blue sky" commissions or agencies of any jurisdiction and of other governmental bodies or agencies that may reasonably be deemed necessary so that the consummation of the Merger and the other transactions contemplated hereby will be in compliance with applicable laws.

          (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order. The Joint Proxy Statement shall have been delivered to the shareholders of HomeTown and Buffets in accordance with the requirements of the Securities Act and the Exchange Act.

          (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Buffets' conduct or operation of the business of Buffets or HomeTown after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to the Merger which makes the consummation of the Merger illegal.

          (f) POOLING LETTER. Buffets and HomeTown shall have received a letter from Deloitte & Touche LLP dated the date of the Joint Proxy Statement and confirmed in writing at the Effective Time and addressed to Buffets and HomeTown, stating that the business combination to be effected by the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles and that such qualification will not be affected by the exercise, after the Effective Time, by any holders of Notes of any repurchase rights they may have under Article 14 of the Indenture covering the Notes. Buffets and HomeTown also shall have received a letter from KPMG Peat Marwick LLP dated the date of the Joint Proxy Statement and confirmed in writing at the Effective Time, stating that they are not aware of any conditions that would preclude HomeTown from being pooled with Buffets.

          (g) NASDAQ. The shares of Buffets Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq National Market.

          (h) DELOITTE & TOUCHE COMFORT LETTER. On the date of the Joint Proxy Statement and the Buffets prospectus constituting a part of the Registration Statement, Buffets and HomeTown shall have received a letter (in form and substance as is customary in a registered public offering) from Deloitte & Touche, independent public accountants of Buffets, dated as of such date, in connection with such accountants' review of certain data and information contained in the Registration Statement and the Joint Proxy Statement.

          (i) KPMG PEAT MARWICK COMFORT LETTER. On the date of the Joint Proxy Statement and the Buffets prospectus constituting a part of the Registration Statement,

     HomeTown and Buffets shall have received a letter (in form and substance as is customary in a registered public offering) from KPMG Peat Marwick, independent public accountants of HomeTown, dated as of such date, in connection with such accountants' review of certain data and information contained in the Registration Statement and the Joint Proxy Statement.

          (j) BANK CONSENT. Buffets shall have received all necessary consents and waivers from the Banks under the Second Amended and Restated Credit Agreement dated as of April 30, 1996 required thereunder in connection with this Merger Agreement and the transactions contemplated hereby.

          (k) TAX OPINIONS. HomeTown shall have received the opinion of Stoel Rives LLP, and Buffets shall have received the opinion of Faegre & Benson LLP, to the effect the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code.

     7.02 ADDITIONAL CONDITIONS TO OBLIGATIONS OF BUFFETS AND SUB. The obligations of Buffets and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buffets and Sub.

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of HomeTown set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement; and Buffets shall have received a certificate signed on behalf of HomeTown by the chief executive officer and the chief financial officer of HomeTown to such effect.

     (b) PERFORMANCE OF OBLIGATIONS OF HOMETOWN. HomeTown shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Buffets shall have received a certificate signed on behalf of HomeTown by the chief executive officer and the chief financial officer of HomeTown to such effect.

     (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, HomeTown and its Subsidiaries, taken as a whole, shall not have experienced or suffered a Material Adverse Change.

     (d) BLUE SKY LAWS. Buffets shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue shares of Buffets Common Stock pursuant to the Merger.

     (e) OPINION OF HOMETOWN'S COUNSEL. Buffets shall have received written opinions of counsel to HomeTown dated as of the Closing Date, substantially to the effect set forth in Exhibit 7.02(d) hereto.

     (f) UPDATED FAIRNESS OPINION. On the date of the Joint Proxy Statement, the Buffets Board shall have received from Piper Jaffray Inc. a written update, dated as of such date, confirming the opinion referred to in Section 4.17.

     (g) EMPLOYMENT AGREEMENT. Buffets and Kerry A. Kramp shall have entered into an employment agreement substantially in the form of Exhibit 7.02(g) hereto.

     (h) CONSENTS. HomeTown shall have obtained all necessary consents, waivers, and approvals required under any of HomeTown's material agreements, contracts, and licenses and shall have obtained all necessary consents, waivers, and approvals required under at least 95% of the total number of HomeTown's restaurant leases.

     7.03. ADDITIONAL CONDITIONS TO OBLIGATIONS OF HOMETOWN. The obligation of HomeTown to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by HomeTown.

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buffets and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement; and HomeTown shall have received a certificate signed on behalf of Buffets by the chief executive officer and the chief financial officer of Buffets to such effect.

     (b) PERFORMANCE OF OBLIGATIONS OF BUFFETS AND SUB. Buffets and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and HomeTown shall have received a certificate signed on behalf of Buffets by the chief executive officer and the chief financial officer of Buffets to such effect.

     (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, Buffets and its Subsidiaries, taken as a whole, shall not have experienced or suffered a Material Adverse Change.

     (d) OPINION OF BUFFETS' COUNSEL. HomeTown shall have received written opinions of counsel to Buffets and general counsel of Buffets dated as of the Closing Date, substantially to the effect set forth in Exhibit 7.03(d) hereto.

     (e) UPDATED FAIRNESS OPINION. On the date of the Joint Proxy Statement, the HomeTown Board shall have received from Montgomery Securities, Inc. a written update, dated as of such date, confirming the opinion referred to in
Section 3.18.

     (f) EMPLOYMENT AGREEMENT. Buffets and Kerry A. Kramp shall have entered into an employment agreement substantially in the form of Exhibit 7.02(g) hereto.

     (g) CONSENTS. Buffets shall have obtained all necessary consents, waivers, and appeals required under any of Buffets' material agreements, contracts, and licenses and shall have obtained all necessary consents, waivers, and approvals required under at least 95% of the total number of Buffets' restaurant leases.

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

     8.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by written notice by the terminating party to the other party, whether before or after approval of the matters presented in connection with the Merger by the shareholders of HomeTown or Buffets:

          (a)  by mutual written consent of Buffets and HomeTown; or

          (b) by either Buffets or HomeTown if the Merger shall not have been consummated by December 31, 1996 (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

          (c) by either Buffets or HomeTown if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree, or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger, except, if the party relying on such order, decree, or ruling or other action has not complied with its obligations under
     Section 6.05 of this Agreement; or

          (d) by Buffets or HomeTown, if, at the Buffets Shareholders' Meeting or HomeTown Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the shareholders of Buffets in favor of the Buffets Voting Proposal or the stockholders of HomeTown in favor of this Agreement and the Merger shall not have been obtained; or

          (e) by Buffets, if (i) the Board of Directors of HomeTown shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Buffets or shall have resolved to do any of the foregoing; (ii) the Board of Directors of HomeTown shall have recommended to the stockholders of HomeTown an Alternative Transaction (as defined in Section 8.03(e)); or (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of HomeTown Common Stock is commenced (other than by Buffets or an Affiliate of Buffets) and the Board of Directors of HomeTown recommends that the stockholders of HomeTown tender their shares in such tender or exchange offer; or

          (f) by HomeTown, if (i) the Board of Directors of Buffets shall have withdrawn or modified its recommendation of the Buffets Voting Proposal in a manner adverse to HomeTown or shall have resolved to do any of the foregoing; (ii) the Board of Directors of Buffets shall have recommended to the shareholders of Buffets an Alternative Transaction (as defined in Section 8.03(e)) or (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of Buffets Common Stock is commenced (other than by HomeTown or an Affiliate of HomeTown) and the Board of Directors of Buffets recommends that the shareholders of Buffets tender their shares in such tender or exchange offer; or

          (g) by Buffets or HomeTown, if there has been a material breach of any representation, warranty, covenant, or agreement on the part of the other party set forth in this Agreement, which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within 10 business days following receipt by the breaching party of written notice of such breach from the other party.

     8.02 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buffets, HomeTown, Sub or their respective officers, directors, shareholders, or Affiliates, except as set forth in Section 8.03; provided that the provisions of Section 8.03 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     8.03 FEES AND EXPENSES.

     (a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Buffets and HomeTown shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of the Joint Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements.

     (b) HomeTown shall pay Buffets a termination fee of $1,500,000 upon the earliest to occur of the following events:

          (i) the termination of this Agreement by Buffets pursuant to Section 8.01(e);

          (ii) the termination of this Agreement by Buffets pursuant to Section 8.01(g) after a breach by HomeTown of this Agreement; or

          (iii) the termination of this Agreement by Buffets or HomeTown pursuant to Section 8.01(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the stockholders of HomeTown at the HomeTown Stockholders' Meeting .

     (c) Buffets shall pay HomeTown a termination fee of $1,500,000 upon the earliest to occur of the following events:

          (i)   the termination of this Agreement by HomeTown pursuant to
     Section 8.01(f); or

          (ii)  the termination of this Agreement by HomeTown pursuant to
     Section 8.01(g) after a breach by Buffets of this Agreement; or

          (iii) the termination of this Agreement by Buffets or HomeTown pursuant to Section 8.01(d) as a result of the failure to receive the requisite vote for approval of the Buffets Voting Proposal by the shareholders of Buffets at the Buffets Shareholders' Meeting.

     (d) The expenses and fees, if applicable, payable pursuant to this Article VIII shall be paid within one business day after the event giving rise to the obligation to pay such amount; provided that, in no event shall Buffets or HomeTown, as the case may be, be required to pay the expenses and fees, if applicable, to the other, if, immediately prior to the termination of this Agreement, the party to receive the expenses and fees, if applicable, was in material breach of its obligations under this Agreement.

     (e) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than Buffets or its Affiliates (a "Third Party') acquires more than 15% of the outstanding shares of HomeTown Common Stock pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving HomeTown pursuant to which any Third Party acquires more than 15% of the outstanding equity securities of HomeTown or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of HomeTown, and the entity surviving any merger or business combination including any of them) of HomeTown having a fair market value (as determined by the Board of Directors of Buffets in good faith) equal to more than 15% of the fair market value of all the assets of HomeTown, and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any public announcement of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     8.04 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of HomeTown or of Buffets, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.05 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                                  MISCELLANEOUS

     9.01. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES, AND AGREEMENTS. None of the representations, warranties, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 1.04, 2.01, 6.07, 6.08, 6.09, 6.12, 6.15, 6.16, 6.19, 6.20 and 8.03, the last sentence of Section 8.04 and Article IX, and the agreements of the Affiliates of HomeTown delivered pursuant to Sections 6.09 and 6.10. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

     9.02 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  if to Buffets or Sub, to:

          Buffets, Inc.
          10260 Viking Drive
          Eden Prairie, MN 55344
          Attention:  Chairman

          with a required copy to (which alone shall not constitute notice):

          Faegre & Benson LLP
          2200 Norwest Center
          90 South Seventh Street
          Minneapolis, MN 55402-3901
          Attention:  Douglas P. Long

     (b)  if to HomeTown, to:

          HomeTown, Inc.
          9171 Towne Centre Drive, Suite 575
          San Diego, CA 92122
          Attention:  Chairman
          with a required copy to (which alone shall not constitute notice):

          Stoel Rives LLP
          Standard Insurance Center
          900 SW Fifth Avenue, Suite 2300
          Portland, OR 87204
          Attention:  John J. Halle

     9.03 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

     9.04 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.05 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as specifically provided herein are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     9.06 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW.

     9.07 ASSIGNMENT. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

     9.08 KNOWLEDGE. All references in this Agreement to knowledge of a corporation shall be deemed to mean knowledge of any one or more of its executive officers.

                                    ARTICLE X

                                   DEFINITIONS

     As used in this Agreement, the term "Subsidiary" shall mean, with respect to any party, corporation, or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     IN WITNESS WHEREOF, Buffets, Sub, and HomeTown have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.



                              BUFFETS, INC.

                              By:            /S/ ROE H. HATLEN
                                   ----------------------------------
                                   Its:      CHIEF EXECUTIVE OFFICER
                                        -----------------------------


                              COUNTRY DELAWARE, INC.

                              By:            /S/ ROE H. HATLEN
                                   ----------------------------------
                                   Its:      CHIEF EXECUTIVE OFFICER
                                        -----------------------------


                              HOMETOWN BUFFET, INC.

                              By:            /S/ C. DENNIS SCOTT
                                   ----------------------------------
                                   Its:      CHAIRMAN
                                        -----------------------------


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